Exhibit 99.1

Enduro Royalty Trust Announces 2014 Capital Program

Focused on Midland Basin Wolfcamp Drilling and

Reports Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—January 21, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced its 2014 capital program, including development opportunities in the Wolfcamp play of west Texas, and reported its monthly cash distribution to be paid in February 2014.

Recent Activity

In December 2013, Enduro Resource Partners LLC (“Enduro”), the sponsor of the Trust, received drilling proposals from Pioneer Natural Resources (“Pioneer”) for 3 gross (0.8 net) wells in the Wolfcamp play in the Midland Basin. The wells have been drilled and the completions are scheduled in late January. The wells are anticipated to begin production in February 2014.

2014 Capital Program

Enduro has informed the Trust that total capital expenditures included in 2014 distributions are expected to range from $27 to $30 million attributable to the properties in which the Trust owns an interest, or $22 to $24 million net to the Trust’s 80% net profits interest. The 2014 capital program is expected to be focused on Wolfcamp Permian Basin oil projects in the Midland Basin, with $18 million of the capital program expected to be allocated to drilling projects operated by Pioneer in Reagan County and Irion County, Texas. The remaining $9 to $11 million of capital is anticipated to be spent on workover and development opportunities across several Permian Basin and north Louisiana properties. The increase in expected capital during 2014 is based on additional information obtained by Enduro from the operator of the Wolfcamp projects.

During periods included in 2014 distributions, Enduro will participate in several wells drilled by Pioneer in the Wolfcamp play in the Midland Basin. Development began in the fourth quarter of 2013 and through 2014, Enduro anticipates 25 locations to be drilled on the properties in which the Trust has an interest, where Enduro owns working interests ranging from 6.25% to 25%. Enduro estimates that the projects in the Wolfcamp will provide internal rates of return of approximately 50% at $90 per Bbl crude oil and $4 per Mcf natural gas prices. Capital costs per well are expected to be $7.2 million gross with estimated ultimate recovery of 525 MBOE. This development is anticipated to increase the Trust’s oil production in 2014.

Enduro owns 4,800 gross (1,200 net) acres prospective for the Wolfcamp in this area of the Midland Basin operated by Pioneer. Enduro estimates that the area in which the Trust has an interest could include up to 80 locations with full development of the Wolfcamp B reservoir, which is the zone currently being exploited by Pioneer on this acreage. Additional potential could be realized and additional capital deployed if additional Wolfcamp zones are prospective on the acreage.

Enduro Royalty Trust

2014 Capital Program and Monthly Cash Distribution

Monthly Cash Distribution

A cash distribution of $0.117935 per unit will be paid on February 14, 2014 to the Trust’s unitholders of record on January 31, 2014. The distribution primarily represents oil production during the month of October 2013 and natural gas production during September 2013.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	75,378	507,407	$99.76	$3.82
Prior Month	69,045	541,653	$105.79	$3.79

Capital expenditures for the properties underlying the Trust during the period were approximately $1.8 million, which relates to expenses incurred during November 2013. Capital costs of $1.1 million related to the 3 Wolfcamp wells spud in 2013 are included in the current month’s distribution.

The following projects constitute the capital expenditures of $1.8 million included in this month’s distribution:

Well Name	Operator	Reservoir	County & State	Incurred Capital (in millions)
Rocker B 42 H	Pioneer	Wolfcamp	Reagan, TX	$0.4
Rocker B 40 H	Pioneer	Wolfcamp	Reagan, TX	$0.4
Rocker B 41 H	Pioneer	Wolfcamp	Reagan, TX	$0.3
Arrowhead Grayburg Unit 126	ExxonMobil	Grayburg – San Andres	Lea, NM	$0.2
South Foster Unit	Occidental	Grayburg – San Andres	Ector, TX	$0.2
Other Projects				$0.3

Proceeds from the settlement of hedge contracts for the properties underlying the Trust were approximately $0.6 million, which primarily related to settlements of November 2013 natural gas hedges.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Enduro Royalty Trust

2014 Capital Program and Monthly Cash Distribution

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, estimates of capital expenditures, drilling activity and potential results of any such drilling activity (including estimates of the gross estimated ultimate recovery (“EUR”) estimated by Enduro relating to the anticipated drilling in the Wolfcamp play and of internal rates of return relating to the investment in the Wolfcamp play as more fully described below, and Enduro’s expectations that any such drilling will result in increases to the oil production attributable to the Trust’s interest in 2014). The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount.

Enduro has provided information disclosed in this press release regarding the EUR of volumes of reserves potentially recoverable through additional drilling by Pioneer in the Wolfcamp play in Reagan County and Irion County, Texas. The SEC prohibits disclosure of resources that do not constitute proved, probable or possible reserves (in each case, as defined by the SEC) in filings with the SEC. Consequently, the SEC’s rules prohibit the Trust from including these estimates of the EUR in filings with the SEC. However, the Trust is disclosing Enduro’s estimates of the EUR relating to the Wolfcamp in this press release because Enduro has advised the Trust that it believes the estimates to be highly reliable and that, without this information, investors would be unable to understand Enduro’s decision to participate in the Wolfcamp drilling projects.

Estimates of the EUR are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially greater risk of being actually realized. These EUR estimates have not been risk-adjusted. Actual locations drilled and quantities that may be ultimately recovered attributable to Enduro’s interest and the Trust’s interest may differ substantially from Enduro’s estimates. Enduro is under no contractual obligation to the Trust to drill any or all of the drilling locations contemplated by these estimates in this press release. Factors affecting ultimate recovery include the scope of the drilling program, which may be directly affected by the availability of capital to the working interest owners, drilling and production costs, the availability and costs of drilling and completion services and equipment, lease expirations, regulatory approval, and by actual drilling results, whether of the wells contemplated by this press release or by other wells drilled in the area, whether by Pioneer or other operators. Estimates of the EUR may change significantly as development of the area provides additional data or other relevant factors change. Similarly, estimated internal rates of return are highly sensitive to the assumptions made in the estimates. Investors are cautioned that actual results are likely to vary from estimates, that actual results may be materially different from estimates, and that Enduro’s actual internal rates of return on invested capital, including capital expenditures relating to the Wolfcamp, may be materially less than its estimates.

The EUR is Enduro’s estimate based on Enduro’s evaluation of results in the area and consultation with independent engineers. The EUR is a hypothetical recovery that may occur if assumptions and estimates regarding recoverable hydrocarbons, recovery factor and costs prove correct. Accordingly, such estimates may change significantly as results from the initial wells are evaluated. The EUR does not constitute reserves; rather it is an estimate of contingent resources which the SEC has determined are too speculative to include in SEC filings.

Enduro Royalty Trust

2014 Capital Program and Monthly Cash Distribution

Other important factors that could cause actual results to differ materially from the estimates and expectations included in this press release include expenses, capital investments, timing of production from new wells, production from the underlying properties of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release and by all of the cautionary statements and risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013 (the “2012 Form 10-K”). None of Enduro Resource Partners, the Trust or the Trustee intends, and none of them assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s 2012 Form 10-K. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mike Ulrich, 1 (800) 852-1422